PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
Registration No. 333- 112849
2,566,000 SHARES
INFINITY ENERGY RESOURCES, INC.
COMMON STOCK

     This prospectus supplement relates to the resale by selling stockholders of up to 2,566,000 shares of common stock, $.0001 par value, of Infinity Energy Resources, Inc. (formerly Infinity, Inc.).
     This prospectus supplement, which supplements our prospectus dated June 2, 2004, contains additional information about the selling stockholders.
     You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement updates information in the prospectus and accordingly, to the extent inconsistent, the information in the prospectus supplement supersedes the information contained in the prospectus.
     For a discussion of certain risks that should be considered by prospective investors, see “Risk Factors” beginning on page 6 of the prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 18, 2006.

The information appearing under the section entitled “Selling Stockholders” in the prospectus is amended and supplemented by the information provided below.

SELLING STOCKHOLDERS
     The following reflects the transfer by (i) Drawbridge Special Opportunities Fund LP, which is no longer a selling stockholder, of a warrant for the purchase of 138,873 shares of common stock and (ii) Highbridge/Zwirn Special Opportunities Fund, L.P., which is no longer a selling stockholder, of a warrant for the purchase of 138,873 shares of common stock, to Hudson Bay Fund LP, which thereby becomes a selling stockholder. The following table sets forth certain information regarding the beneficial ownership, as of May 18, 2006 of Hudson Bay Fund LP. The information in the table below is based upon information provided to us by the selling stockholder.

	Number of			Number of
	Shares			Shares
	Beneficially		Shares	Beneficially
	Owned Prior		Offered in	Owned After
	to This		This	This	Percent of
Name	Offering		Offering	Offering(1)	Outstanding
Hudson Bay Fund LP	277,746	(2)	277,746	0	0

(1)	For purposes of calculating shares beneficially owned after this offering, it is assumed that all of the Offered Shares have been sold pursuant to this offering. The selling stockholder may have sold, transferred or otherwise disposed of all or a portion of its Offered Shares since the date on which it provided information regarding its securities in transactions exempt from the registration requirements of the Securities Act.

(2)	Hudson Bay Capital Associates, LLC is the general partner of Hudson Bay Fund LP and consequently has voting control and investment discretion over securities held by Hudson Bay Fund LP. Sander Gerber is the managing member of Hudson Bay Capital Associates, LLC, and John Doscas and Yoav Roth share voting and investment power over securities held by Hudson Bay Capital Associates, LLC. Messrs. Doscas and Roth disclaim beneficial ownership of the securities held by Hudson Bay Fund LP. Hudson Bay Fund LP is affiliated with XTF Market Making LLC and XTF Capital LLC, both registered broker-dealers. Sander Gerber is the managing member of XTF Market Making LLC and XTF Capital LLC. Hudson Bay Fund LP is purchasing securities for the sole benefit of the fund’s limited partners, with no pre-existing, current or future intent to distribute the Offered Shares through XTF Market Making LLC or XTF Capital LLC.